QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiary
Theravance Respiratory Company, LLC	Delaware	Theravance Respiratory Company, LLC
Advanced Medicine East, Inc.	Delaware	Advanced Medicine East, Inc.

QuickLinks

  Exhibit 21.1